Exhibit 99.01

                           GLOSSARY OF INSURANCE TERMS


Accident year.............  The annual accounting period in which loss events occurred, regardless of when the losses are actually reported, booked or paid.

Adjusted unassigned
  surplus ................  Unassigned surplus as of the most recent statutory annual report reduced by twenty-five percent of that year's unrealized appreciation in value or revaluation of assets or unrealized profits on investments, as defined in such report.

Admitted insurer.........   A company licensed to transact insurance business
                            within a state.

Alternative market.......   The segment of the insurance market which has
                            developed in response to volatility in cost and availability of traditional commercial insurance coverage and consists of various risk financing mechanisms, including self insurance, captive insurance companies, risk retention groups and residual market business.

Annuity..................   A contract that pays a periodic income benefit for
                            the life of a person (the annuitant), the lives of two or more persons or for a specified period of time.

Assigned risk pools......   Reinsurance pools which cover risks for those unable
                            to purchase insurance in the voluntary market because the risk is too great or rate inadequacy has reduced the supply of insurance. The costs of the risks associated with these pools are charged back to insurance carriers in proportion to their direct writings.

Assumed reinsurance......   Insurance liabilities acquired from a ceding
                            company.

Assumption reinsurance...   A transaction whereby the ceding company transfers
                            its entire obligation under the policy to the reinsurer, who becomes directly liable to the policyholder in all respects, including collecting premiums and paying benefits. See "Reinsurance."

Attachment point.........   The amount of losses above which excess of loss
                            reinsurance becomes operative.
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Broker...................   One who negotiates contracts of insurance or
                            reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Capacity.................   The percentage of surplus, or the dollar amount of
                            exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.

Captive company..........   An insurance company formed to insure the risks of
                            its parent entity or entities.

Case reserves............   Loss reserves, established with respect to specific,
                            individual reported claims.

Casualty insurance.......   Insurance which is primarily concerned with the
                            losses caused by injuries to third persons (i.e., not the insured) and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance, such as fire or marine.

Catastrophe..............   A severe loss, usually involving risks such as fire,
                            earthquake, windstorm, explosion and other similar events.

Catastrophe loss.........   Loss and directly identified loss adjustment
                            expenses from catastrophes.

Catastrophe reinsurance..   A form of excess of loss property reinsurance which,
                            subject to a specified limit, indemnifies the ceding
                            company for the amount of loss in excess of a
                            specified retention with respect to an accumulation
                            of losses resulting from a catastrophic event. The
                            actual reinsurance document is called a "catastrophe
                            cover."
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Cede; ceding company.....   When an insurer reinsures its liability with another
                            insurer (a "cession"), it "cedes" business and is referred to as the "ceding company."

Ceded reinsurance........   Risks transferred to another company as reinsurance.
                            See "Reinsurance."

Claim....................   Request by an insured for indemnification by an
                            insurance company for loss incurred from an insured peril.

Claim adjustment expense.   See "Loss adjustment expense."

Claims and claim
  adjustment expense.....   See "Loss and loss adjustment expenses."

Claims and claim
  adjustment expense
  reserves...............   See "Loss reserves."

Clash agreement..........   An excess of loss agreement with a retention higher
                            than the limits on any one reinsured policy. The agreement is thus only exposed to loss when two or more policies (perhaps from different lines of business) are involved in a common occurrence in an amount greater than the clash agreement retention.
                            Also known as contingency cover.

Combined ratio...........   The sum of the loss and LAE ratio, the underwriting
                            expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Commercial lines.........   The various kinds of property and casualty insurance
                            which are written for businesses.

Commutation agreement....   An agreement between a reinsurer and a ceding
                            company whereby the reinsurer pays an agreed upon
                            amount in exchange for a complete discharge of all
                            obligations, including future obligations, between
                            the parties for reinsurance losses incurred.
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Contractholder funds.....   Receipts from the issuance of universal life,
                            pension investment and certain individual annuity contracts. Such receipts are considered deposits on investment contracts that do not have substantial mortality or morbidity risks.

Deductible...............   The amount of loss that an insured retains.

Deferred acquisition
  costs .................   Commissions and premium taxes and, for certain life
                            insurance lines, other origination costs, which vary with and are primarily related to the production of new business, are deferred and amortized to achieve a matching of revenues and expenses when reported in financial statements prepared in accordance with GAAP.

Defined contribution
  plans .................   Type of pension plan in which the contribution rate
                            is certain but the retirement benefit is variable.

Deposits and other
  considerations.........   Consist of cash deposits and charges for mortality
                            risk and expenses associated with universal life insurance, annuities and group pensions.

Direct written premiums..   The amounts charged by a primary insurer to insureds
                            in exchange for coverages provided in accordance with the terms of an insurance contract.

Earned premiums or
  premiums earned........   That portion of property-casualty premiums written
                            that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under both SAP and GAAP.

Excess liability.........   Additional casualty coverage above the first layer.

Excess loss coverage.....   Coverage which indemnifies the person for that
                            portion of the loss (arising out of a loss occurrence) which is in excess of the deductible.

Excess of loss
  reinsurance ...........   Reinsurance that indemnifies the reinsured against
                            all or a specified portion of losses under reinsured policies in excess of a specified dollar amount or "retention."

Expense ratio............   See "Underwriting expense ratio."
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Extra contractual
  obligations ...........   Amounts incurred by an insurer, beyond those that
                            would have been incurred as specified in the insurance agreement with an insured, due to monetary awards required by a court of law against the insurer for its negligence to or bad faith in dealing with its insured.

Facultative reinsurance..   The reinsurance of all or a portion of the insurance
                            provided by a single policy. Each policy reinsured is separately negotiated.

Fidelity and surety
  programs ..............   Insurance which guarantees performance of an
                            obligation or indemnifies for loss due to embezzlement or wrongful abstraction of money, securities or other property.

Fiduciary accounts.......   Accounts held on behalf of others.

General account..........   All an insurer's assets other than those allocated
                            to separate accounts.

Guaranteed cost
  insurance .............   Premium charged on a prospective basis which may be
                            fixed or adjustable on a specified rating basis but never on the basis of loss experience in the period of coverage.

Guaranteed cost products.   An insurance policy where the premiums charged will
                            not be adjusted for actual loss experience during the covered period.

Guaranteed investment
  contracts (GICs).......   Group contracts sold to pension plans, profit
                            sharing plans and funding agreements that guarantee a stated interest rate for a specified period of time.

Guaranty fund............   State-regulated mechanism which is financed by
                            assessing insurers doing business in those states.
                            Should insolvencies occur, these funds are available to meet some or all of the insolvent insurer's obligations to policyholders.

Incurred but not reported
  ("IBNR") reserves......   Reserves for estimated losses and LAE which have
                            been incurred but not yet reported to the insurer.
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Indemnity reinsurance....   A transaction whereby the reinsurer agrees to
                            indemnify the ceding company against all or part of the loss that the latter may sustain under the policies it issued that are being reinsured. The ceding company remains primarily liable as the direct insurer on all risks ceded. See
                            "Reinsurance."

Inland marine............   A broad type of insurance generally covering
                            articles that may be transported from one place to another, as well as bridges, tunnels and other instrumentalities of transportation. It includes goods in transit (generally other than transoceanic) and may include policies for movable objects such as personal effects, personal property, jewelry, furs, fine art and others.

Insurance................   Mechanism for contractually shifting burdens of a
                            number of risks by pooling them.

Involuntary business
 (alternative market) ...   Risks that are not insurable in the voluntary market
                            due to either the level of risk or pricing.
                            Alternative markets are largest for lines in which state governments or other agencies mandate coverage such as workers' compensation. Generally states provide residual market plans that are designed to allocate the underwriting experience for these coverages in proportion to a given carrier's market share.

IRIS ratios..............   Financial ratios calculated by the NAIC to assist
                            state insurance departments in monitoring the financial condition of insurance companies.

Large deductible
  policy.................   An insurance policy where the customer assumes at
                            least $25,000 or more of each loss.

Life contingencies.......   Contingencies affecting the duration of life of an
                            individual or a group of individuals.

Long-term care...........   Coverage for extended stays in a nursing home or
                            home health services.
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Loss.....................   An occurrence that is the basis for submission
                            and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Loss adjustment expenses
 ("LAE").................   The expenses of settling claims, including legal and
                            other fees and the portion of general expenses allocated to claim settlement costs.

Loss and LAE ratio.......   For SAP it is the ratio of incurred losses and loss
                            adjustment expenses to net earned premiums. For GAAP it is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.

Loss ratios..............   See "Combined ratio."

Loss reserves............   Liabilities established by insurers and reinsurers
                            to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for LAE, and consist of case reserves and IBNR reserves.

Losses and loss adjustment
  expenses...............   The sum of losses incurred and loss adjustment
                            expenses.

Losses incurred..........   The total losses sustained by an insurance company
                            under a policy or policies, whether paid or unpaid.
                            Incurred losses includes a provision for IBNR.

Morbidity................   The rate at which people become diseased, mentally
                            or physically, or physically impaired.

Mortality................   The rate at which people die.

Multi-peril policies.....   Refers to policies which cover both property and
                            third party liability exposures.
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National Association of
  Insurance Commissioners
  ("NAIC")...............   An organization of the insurance commissioners or
                            directors of all 50 states and the District of Columbia organized to promote consistency of regulatory practice and statutory accounting standards throughout the United States.

Net written premiums.....   Direct written premiums plus assumed reinsurance
                            less premiums ceded to reinsurers.

Non-admitted coverage....   Insurance coverage written in a given state by an
                            insurer not licensed in that state.

Novation.................   A transaction in which the original direct insurer's
                            obligations are completely extinguished, resulting in no further exposure to loss arising on the business novated.

Personal lines...........   Types of property and casualty insurance written for
                            individuals or families, rather than for businesses.

Policy loan..............   A loan made by an insurance company to a
                            policyholder on the security of the cash value of the policy. Policy loans offset benefits payable to policyholders.

Pool.....................   An organization of insurers or reinsurers through
                            which particular types of risks are underwritten with premiums, losses and expenses being shared in agreed percentages.

Premiums.................   The amount charged during the year on policies and
                            contracts issued, renewed or reinsured by an insurance company.

Producer.................   Contractual entity which directs insureds to the
                            insurer for coverage. See "Broker."

Property insurance.......   Insurance that provides coverage to a person with an
                            insurable interest in tangible property for that person's property loss, damage or loss of use.

Quota share reinsurance..   Reinsurance wherein the insurer cedes an agreed
                            fixed percentage of liabilities, premiums and losses
                            for each policy covered on a pro rata basis.
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Rate of renewal/retention
  ratio..................   Current period renewal accounts or policies as a
                            percentage of total accounts or policies available for renewal.

Rates....................   Amounts charged per unit of insurance.

Reinsurance..............   The practice whereby one insurer, called the
                            reinsurer, in consideration of a premium paid to such insurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability assumed by the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement....   A contract specifying the terms of a reinsurance
                            transaction.

Reinsurance pools and
  associations...........   Mechanisms established to aggregate insurance, and
                            then distribute results to participants in the mechanism. The pool or association performs rating, loss adjustment and engineering services for certain exposures. In some cases, they are established to absorb business that will not be written voluntarily by insurers.

Residual market
  (involuntary business).   Insurance market which provides coverage for risks
                            unable to purchase insurance in the voluntary market either because the risk is too great or rate inadequacy has reduced the supply of insurance.
                            Residual markets are frequently created by state legislation either because of lack of available coverage such as property coverage in a windstorm prone area or protection of the accident victim as in the case of workers' compensation. The costs of the residual market are usually charged back to the direct insurance carriers in proportion to the carriers' voluntary market shares for the type of coverage involved.

Retention................   The amount of exposure an insurance company retains
                            on any one risk or group of risks.

Retrospective premiums...   Premiums related to retrospectively rated policies.
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Retrospective rating.....   A plan or method which permits adjustment of the
                            final premium or commission on the basis of actual loss experience, subject to certain minimum and maximum limits.

Risk-based capital
  ("RBC") ...............   A measure adopted by the NAIC for assessing the
                            minimum statutory capital and surplus requirements of insurers.

Risk retention...........   The amount or portion of a risk an insurer retains
                            for its own account after ceded reinsurance. Losses above the stated retention level are collectible from the reinsurer. The retention level may be stated as a percentage or dollar amount.

Salvage..................   The amount of money an insurer recovers through the
                            sale of property transferred to the insurer as a result of a loss payment.

Second injury fund.......   The employer of an injured, impaired worker is
                            responsible only for the workers' compensation benefit for the most recent injury; the second injury fund would cover the cost of any additional benefits for aggravation of a prior condition. The cost is shared by the insurance industry, funded through assessments to insurance companies based on either premiums or losses.

Self-insured retentions..   That portion of the risk retained by a person for
                            its own account.

Separate accounts........   Funds for which investment income and investment
                            gains and losses accrue directly to, and investment risk is borne by, the contractholders. The assets of these separate accounts are legally segregated and not subject to claims that arise out of any other business of the insurance company.

Servicing carrier........   An insurance company that provides, for a fee,
                            various services including policy issuance, claims adjusting and customer service for insureds in a reinsurance pool.

Standard policy forms....   Self-contained pre-printed policy language used when
                            a large number of insureds face similar loss
                            exposures.
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Statutory accounting
  practices ("SAP")......   The rules and procedures prescribed or permitted by
                            United States state insurance regulatory authorities for recording transactions and preparing financial statements. Statutory accounting practices generally reflect a modified going concern basis of accounting.

Statutory surplus........   As determined under SAP, the amount remaining after
                            all liabilities, including loss reserves, are subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Statutory surplus is also referred to as "surplus" or "surplus as regards policyholders" for statutory accounting purposes.

Structured settlements...   Periodic payments to an injured person or survivor
                            for a determined number of years or for life, typically in settlement of a claim under a liability policy, usually funded through the purchase of an annuity.

Subrogation..............   A principle of law incorporated in insurance
                            policies, which enables an insurance company, after paying a loss to its insured, to recover the amount of the loss from another who is legally liable for it.

Surrender value..........   The amount of money, usually the legal reserve under
                            the policy, less sometimes a surrender charge, which an insurance company will pay to a policyholder who cancels a policy. This value may be used as collateral for a loan.

Third party liability....   A liability owed to a claimant (or "third party")
                            who is not one of the two parties to the insurance contract. Insured liability claims are referred to as third party claims.

Treaty reinsurance.......   The reinsurance of a specified type or category of
                            risks defined in a reinsurance agreement (a
                            "treaty") between a primary insurer or other
                            reinsured and a reinsurer. Typically, in treaty
                            reinsurance, the primary insurer or reinsured is
                            obligated to offer and the reinsurer is obligated to
                            accept a specified portion of all such type or
                            category of risks originally written by the primary
                            insurer or reinsured.
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Umbrella coverage........   A form of insurance protection against losses in
                            excess of amounts covered by other liability insurance policies or amounts not covered by the usual liability policies.

Unassigned funds
  (surplus) .............   The undistributed and unappropriated amount of
                            statutory surplus.

Underwriter..............   An employee of an insurance company who examines,
                            accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting.............   The insurer's or reinsurer's process of reviewing
                            applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of such coverage.

Underwriting expense
  ratio .................   For SAP it is the ratio of underwriting expenses
                            incurred to net written premiums. For GAAP it is the ratio of underwriting expenses incurred reduced by an allocation of fee income to net written premiums.

Underwriting gain or
  underwriting loss......   The pre-tax profit or loss experienced by a property
                            and casualty insurance company after deducting loss and loss adjustment expenses and operating expenses from net earned premiums. This profit or loss calculation includes reinsurance assumed and ceded but excludes investment income.

Unearned premium.........   The portion of premiums written that is allocable to
                            the unexpired portion of the policy term.

Voluntary market.........   The market in which a person seeking insurance
                            obtains coverage without the assistance of residual market mechanisms.

Wholesale broker.........   An independent or exclusive agent that represents
                            both admitted and non admitted insurers in market
                            areas which include standard, non-standard,
                            specialty and excess and surplus lines of insurance.
                            The wholesaler does not deal directly with the
                            insurance consumer. The wholesaler deals with the
                            retail agent or broker.
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Workers' compensation....   A system (established under state laws) under which
                            employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.